Exhibit 99.2

                  From : Dean Dumont <Deans88@msn.com>

                  Sent : June 30, 2004 2:05:43 PM

                  To : "Michael Green" <mgreen@miad.com>, "Lynn Lefebvre"

                  <llefeb@hotmail.com>

                  CC: "hharrison" <hharrison@insidewallstreet.com>, "wstrench"

                  <wstrench@fbtlaw.com>

                  Subject : NewsWireCentral, Inc.

                  Michael Green,

                  Miad Systems, Inc

                  43 Riviera Dr. # 6

                  Markham, Ontario, Canada L3R 5J6

                  Mr. Green,

                  I am writing you in regards to the Letter of Intent between

                  NewsWireCentral, Inc. and Miad Systems, Inc., to inform you that due to situations beyond my control, and investors for

                  NewsWireCentral not meeting their contractual obligations to

                  NWC I deeply regret that this letter is to inform you that

                  NewsWireCentral, Inc, and Dean Dumont, must at this time

                  terminate the contracts between our two companies.

                  So, at this time, I hereby release Miad Systems to any

                  obligations that they have made to NewsWireCentral, and

                  NewsWireCentral to Miad Systems, Inc. in accordance with the

                  Asset Purchase Agreement dated the 21st of May, 2004.

                  Additionally, the May 27th 2004 Stock Purchase Agreement

                  since the closing conditions have not been met according to paragraph 1.3 a, 5.3.

                  I wish you all the best of luck in the future and do deeply regret the circumstances as to the termination of the

                  agreements.

                  Regards,

                  Dean Dumont, President

                  NewsWireCentral, Inc.

                  99 Boulder Dr.

                  Milford, NH 03055

                  603-673-5184

                  www.newswirecentral.com